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                                                                       EXHIBIT 8
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HEIDELBERG & WOODLIFF, P.A.
         Attorneys at Law



August 5, 1994

First Jefferson Corporation
854 Howard Avenue
Biloxi, Mississippi 39633

RE: Merger of First Jefferson Corporation ("Jefferson") into SouthTrust of Mississippi, Inc. ("ST Sub")

Gentlemen:

You have requested our opinion as to certain federal income tax consequences incident to the proposed merger of Jefferson into ST Sub pursuant to that certain Agreement and Plan of Merger ("Agreement"), dated as of April 25, 1994, by and among SouthTrust Corporation ("SouthTrust"), Jefferson and ST Sub as described in the Registration Statement on Form S-4, Registration Number ______ ("Registration Statement"), and the final Prospectus/Proxy Statement ("Prospectus") constituting part of the Registration Statement. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Prospectus.


In rendering this opinion, we have examined only the Agreement and the Prospectus. We have examined applicable federal income tax provisions of the Internal Revenue Code of 1986, as amended ("Code"), and regulatory and case law related thereto. We have made no other examination, and our opinion is accordingly limited by the scope of our review. We have relied without investigation upon statements of fact, representations and warranties set forth in the Agreement and the Prospectus, and we have not independently verified such matters. In addition, in rendering this opinion we have made certain assumptions as set forth below.

         a. We assume that the merger will take place as described in the Agreement and the Prospectus, and that the merger will comply with all provisions of the Mississippi Business Corporation Act.

         b. We assume that the fair market value of SouthTrust Stock received by each Jefferson shareholder will be approximately equal to the fair market value of the Jefferson Common Stock surrendered in the exchange.
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Heidelberg & Woodliff, PA

First Jefferson Corporation
August 5, 1994
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        c.      We assume that there is no plan or intention by the
shareholders of Jefferson to sell, exchange or otherwise dispose of their stock in SouthTrust received as a result of the merger and that such shareholders, considered in the aggregate, will receive and retain a sufficient interest in SouthTrust for a sufficient period of time to satisfy the judicial "continuity of interest" requirement applicable with respect to reorganizations.

         d. We assume that SouthTrust is in control of ST Sub within the meaning of Code Section 368(c).

         e. We assume that following the merger, ST Sub will not issue additional shares of its stock that would result in SouthTrust losing control of ST Sub within the meaning of Section 368(c) of the Internal Revenue Code.

         f. We assume that SouthTrust has no plan or intention to reacquire any of its stock issued in the merger.

         g. We assume that SouthTrust has no plan or intention to liquidate ST Sub, to merge ST Sub with or into another corporation, to sell or otherwise dispose of the stock of ST Sub, or to cause ST Sub to sell or otherwise dispose of any of the assets of Jefferson acquired in the transaction, except for dispositions made in the ordinary course of business.

         h. We assume that following the merger, ST Sub will continue the historic business of Jefferson.

         i. We assume there is no inter-corporate indebtedness existing between SouthTrust and Jefferson or between ST Sub and Jefferson that was issued, acquired, or will be settled at a discount.

         j. We assume that ST Sub will acquire substantially all of the assets of Jefferson within the meaning of Code Section 368 (a)(2)(D).

Based upon and subject to the foregoing, and further subject to the qualifications and limitations set forth below, we are of the opinion that:

         1. The Merger will constitute a reorganization within the meaning of Sections 368 (a)(1)(A) and 368(a)(2)(D) of the Code.
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HEIDELBERG & WOODLIFF, P.A.

First Jefferson Corporation
August 5, 1994
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         2.      No gain or loss will be recognized by a stockholder of
Jefferson upon the exchange of Jefferson Common Stock solely for shares of SouthTrust Common Stock.

         3. The basis of the SouthTrust Common Stock to be received by the Jefferson shareholders (including any fractional share interest to which they may be entitled) will be same as the basis of the Jefferson Common Stock surrendered in the exchange.

         4. The holding period of the shares of SouthTrust Common Stock (including any fractional share interest to which they may be entitled) received by the shareholders of Jefferson will include the period during which the Jefferson Common Stock surrendered in exchange therefor was held, provided that the shares of Jefferson Common Stock were held as capital assets within the meaning of Section 1221 of the Code as of the Effective Time.

         5. Jefferson shareholders who exercise dissenters' rights, and as a result of which receive only cash, will be treated as having received such cash as a distribution in redemption of their Jefferson Common Stock, subject to the provisions and limitations of Section 302 of the Code.

         6. The payment of cash to a Jefferson shareholder in lieu of issuing a fractional share interest in SouthTrust Common Stock will be treated for federal income tax purposes as if the fractional share actually was issued as part of the Merger and then was redeemed by SouthTrust. This cash payment will be treated as having been received as a distribution in full payment and exchange for the stock redeemed as provided in Section 302(a) of the Code.

         7. Each holder of a Jefferson Option who receives SouthTrust Common Stock therefore in accordance with Section 2.2 of the Agreement will recognize ordinary income equal to the fair market value of the SouthTrust Common Stock received in connection therewith.

         8. No gain or loss will be recognized by the holders of Directors' Qualifying Shares upon the receipt of the original purchase price paid for such Directors' Qualifying Shares.
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HEIDELBERG & WOODLIFF, P.A.

First Jefferson Corporation
August 5, 1994
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          9.    Jefferson, SouthTrust and ST Sub each will be a "Party to a
Reorganization" within the meaning of Section 368(b) of the Code.

Our opinions herein contained are subject to the following qualifications:

  (i) The opinions expressed in this letter are based upon the applicable laws, regulations and ordinances in effect as of the date of this letter. In delivering this letter to you, we are not undertaking to apprise you either of any transactions, events or occurrences taking place after the date of this letter of which we may acquire any knowledge or any change in any applicable laws taking place after the date of this letter which may affect our opinions set forth herein.

  (ii) We are members of the Bar of the State of Mississippi and do not purport to be experts upon, or to express any opinion herein concerning, any laws other than the laws of the State of Mississippi and federal law of the United States of America. This opinion is limited to matters arising under and governed by the provisions of the Code relating to federal income tax and applicable regulatory provisions of the Code relating to federal income tax and applicable regulatory and case law promulgated thereunder or pursuant thereto. We expressly decline to render any opinion as to the effect of state, local or other tax or other laws.

  (iii) Our opinion is limited to the specific opinions expressed above, and no other opinions are intended or should they be inferred.

  (iv) This opinion is rendered as of the date hereof and is solely for the benefit of the addressees and not for the benefit of any other person or entity. The opinion may not be relied upon by any person for any other purpose without our prior written consent.

Yours very truly,

HEIDELBERG & WOODLIFF, P.A.

/s/ Elizabeth King
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Elizabeth King
KRL/gm